Exhibit 99.1

POTBELLY CORPORATION ANNOUNCES UPCOMING CHANGES TO

BOARD OF DIRECTORS

Chicago, IL, March 15, 2019 – Potbelly Corporation (NASDAQ: PBPB) today announced that Pete Bassi, Ann-Marie Campbell, and Harvey Kanter have decided to not stand for re-election to Potbelly’s Board of Directors at the Company’s 2019 Annual Meeting of Shareholders in order to focus on other opportunities. The board is currently conducting a search process to add two additional directors in the future.

Mr. Bassi has decided to retire from Potbelly’s board following many years of distinguished service, where he served as Chairman of the Board since August 2017, Lead Director since February 2016, and as a director since January 2009. Dan Ginsberg will assume the role of Chairman of the Board upon Mr. Bassi’s retirement. Mr. Ginsberg has been a director since February 2014 and is currently a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Ginsberg has a comprehensive background in branding strategy, marketing, and advertising. He previously served as Chief Executive Officer of Dermalogica, Chief Executive Officer of Red Bull, NA, Chief Marketing Officer at Hardee’s, and had been an advertising and marketing executive who held executive positions at agencies such as NW Ayer and Cunningham & Walsh.

The decision to step down by Ms. Campbell and Mr. Kanter, who have served as directors since August 2014 and August 2015, respectively, reflects the increasing demands on their time by other commitments. Mr. Kanter was recently appointed as President and Chief Executive Officer of Destination XL Group, Inc. and Ms. Campbell has assumed increasing responsibilities at The Home Depot, Inc. as Executive Vice President, US Stores.

“We are extremely grateful to Pete for his exemplary service on our Board and his many contributions to Potbelly. His dedication and vast expertise have been invaluable, and he will be missed by all of us,” said Alan Johnson, Potbelly’s President and Chief Executive Officer, and a member of its Board of Directors. “In addition, I would like to thank both Ann-Marie and Harvey for their many significant contributions to the strategic direction of the Company. I sincerely valued their advice and insight when I joined Potbelly a little over a year ago. I strongly believe our Company is on course to a period of positive change because of their guidance.”

The Company expects to hold its 2019 Annual Meeting of Shareholders on May 16, 2019.

About Potbelly

Potbelly Corporation is a neighborhood sandwich concept that has been feeding customers’ smiles with warm, toasty sandwiches, signature salads, hand-dipped shakes and other fresh menu items, customized just the way customers want them, for more than 40 years. Potbelly promises Fresh, Fast & Friendly service in an environment that reflects the local neighborhood. Since opening its first shop in Chicago in 1977, Potbelly has expanded to neighborhoods across the country—with more than 400 company-owned shops in the United States. Additionally, Potbelly franchisees operate approximately 40 shops domestically, in the Middle East, Canada and India. For more information, please visit our website at www.potbelly.com.

Contact:	Investor Relations

Investors@Potbelly.com

312-428-2950